Exhibit 99.1

Arrow Electronics Announces Successful Completion of Chip One Stop Tender Offer

MELVILLE, N.Y.--(BUSINESS WIRE)--September 20, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced that the company has successfully completed the all-cash tender offer to acquire Japan-based Chip One Stop (TSE:3343). Arrow will be acquiring approximately 94% of the common shares of Chip One Stop. All necessary regulatory approvals related to the tender offer have been received.

Headquartered in Yokohama, Japan, Chip One Stop has offices throughout Japan and is focused primarily on supplying electronic components to design engineers. The company’s sales for the latest fiscal year were approximately $47 million.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics, Inc.
Michael Taunton
Vice President and Treasurer
631-847-5680
or
Paul J. Reilly
Executive Vice President, Finance and Operations & Chief Financial Officer
631-847-1872
or
Media:
John Hourigan
Director, External Communications
303-824-4586